Exhibit 99.2

Transcript of
Westmoreland Coal Company
Q2 2014 Investor Conference Call
July 25, 2014/10:00 am EDT

Participants
Keith Alessi - Chief Executive Officer
Kevin Paprzycki - Chief Financial Officer and Treasurer

Presentation

Operator
Good morning, ladies and gentlemen, and welcome to Westmoreland Coal Company’s Investor Conference Call. (Operator Instructions.)

As a reminder, this conference is being recorded today and a replay will be made available as soon as practical on the Investor portion of the Westmoreland website through January 26, 2015.

Management’s remarks today may contain forward-looking statements based on the company’s projections, current expectations, and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.

The company’s actual results may differ materially from the projections given and results discussed in any such forward-looking statements. Any forward-looking statements we make or comments about future expectations are subject to business risks, which we have laid out for you in our press release today as well as in our previous SEC filings. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and therefore, you should not rely on these forward-looking statements as representing the company’s views as of any date subsequent to today.

Mr. Keith E. Alessi, Chief Executive Officer of Westmoreland Coal Company will be delivering today’s remarks. Thank you. Mr. Alessi, please begin.

Keith Alessi - Chief Executive Officer
Good morning and thank you for joining us here on our second quarter conference call. I am calling in from Edmonton, Alberta, Canada. Our CFO, Kevin Paprzycki is back in the corporate headquarters in Englewood, Colorado, and we will be fielding questions at the end of the call here.

My comments this morning are actually going to be more general and rather designed to give an overview of where the business sits. As you saw in the press release this morning, this of course is our first quarter in which we are combining the operations of the Canadian acquisition that occurred on April 28. So, you have got two months and a day or so of the Canadian operation, as well as the full quarter of US. Historically, we have not given guidance on a quarterly basis, and I don’t believe starting in 2015 that we would do so, because of the nature of our business, but we felt it was very important to do so for this year, because there were so many things changing and it would be so difficult for investors to really figure out what was going on in the underlying business. So, the guidance that we gave a week or so ago, actually two weeks ago, was designed to really just point out the seasonality now that occurs in our business.

The Canadian operations are largely cold weather burners. They do a great percentage of their EBITDA between October and April, which of course are months that preceded our acquisition, and they tend to be slower during the summer months as their customers get their plants ready for the next cold burning season. So whereas Westmoreland’s historical seasonality has been a little more predictable, we will see some wider swings in Canada so the guidance that we have given for the year incorporates that seasonality and we’ll continue to point that out next quarter certainly. And then once we swing into Q4, Q1, we will be even more granular in our analysis around that.

It has been an extraordinarily busy period of time. We are just coming up on 90 days of owning this business. In those 90 days, we have successfully transitioned all the financial reporting in such a way that we are able to report out on our normal schedule. We have been moving rapidly to reduce redundancies and overhead, as well as implement a lot of the Westmoreland systems that we feel differentiate ourselves from many of the other operators in this industry. One of the primary ways we do that of course is in our capital philosophy, where we believe in superior maintenance as the path towards extending equipment life, versus constant replenishment of new capital. And we saw the first results of that starting to pop up in the quarter. Of course there was a pipeline that was already in place when we bought the company, but we quickly started moving towards the Westmoreland model.

Some of the more dramatic things that occurred during the quarter, we have reduced work force on both sides of the boarder now to streamline our operations by over 140 people in this period of time. You see some of the severance charges that ran through accounting, the accounting charges that slowed the net loss for the quarter. That represents really what our statutory severance package is here in Canada, as well as a number of packages in the States that were consistent with our corporate policies around severance payments. Those 140 reductions are both at the mine and at the office here in Edmonton and in the office in Colorado. I would expect between now and year-end there will be additional, not of that magnitude, but as we continue to bring in the operation and adopt our standards, we will see those kinds of things.

If you look at the accounting charges for the quarter, there are a lot of one-time deal related costs. Those of you who have known us for some time know that we took out a tranche of debt with a make whole provision during the quarter. We had to finance this business because in order to buy it we have to have the money available. We put the bond deal together several months before the actual closing of the deal, so we have duplicate interest expenses during the quarter. There was a hedge that we have a loss during the quarter that was non-cash related to the new arrangements we have at the ROVA power plant. So when you look through all of that it was a pretty typical second quarter.

Second quarter is a quarter in which it’s a pretty slow one, but we are pleased with the results. Obviously, we are pleased with the EBITDA results for the quarter. Canada came in a little stronger.

As I look out over the last two quarters, we still believe that we will come in the guidance range that we reiterated this morning. That was an increased guidance that we put out shortly before we went out on the street here several weeks ago and raised $60 million in our equity offering. I want to comment on that in a moment, but as we look at Q3 and Q4, it’s hard sitting here at the end of July to be exact. I suspect the guidance we gave, some of those dollars may shift into Q4 from Q3 but they will certainly fall within the current year and we will be talking about that at the end of the Q3.

I want to briefly talk about the equity offering and then turn it over to Kevin to make some of the financial remarks, and that is we met a lot of new people when we went out here and told the Westmoreland story, and the Westmoreland story resonated well. We are extraordinarily gratified with the support we received from the market. We are delighted to have in our shareholder base some people who have never held positions in Westmoreland in the past. A lot of them being investors who own many other coal stocks. We were very cordially received. We had great conversations. I know a lot of the folks on the phone here, we have answered a lot of their questions in that road show, but I just want to thank all the people who’ve come on board as new investors, as well as our investment banks for doing just a tremendous job of executing that transaction.

With that I am going turn it over to Kevin and he is going to give some brief comments on the numbers and then we will open it up for questions.

Kevin Paprzycki - Chief Financial Officer
Thanks Keith and good morning. As Keith said there is a great deal going on in this quarter in our financials between the first inclusion of the Canadian ops, transaction and financing fees and changes in outage timing. Our results are somewhat challenging to follow. I am going to walk you through these items, but I think the key takeaway is that the combined business is executing right on plan and right on track with our guidance.

Starting with EBITDA, our Q2 ‘14 EBITDA came in at $39.6 million. This is up about $2.6 million from the recently issued guidance we put out for our Q2 of $37 million, and it was up about $7.5 million from the second quarter of ‘13. Our Q2 ‘14 EBITDA increase was driven primarily by the $22 million the Canadian operations generated in May and June.

The US side of our business came in around $17 million of EBITDA, I’m combining ROVA and the US coal segments that we setup, and that was still right round the average Q2 historical US EBITDA average, which has historically been around $14 million. However, the decrease of about $13 million to $14 million from what was an abnormally high Q2 in 2013.

The largest driver in the US Q2 EBITDA decrease is simply the timing of ROVA’s annual maintenance outage. The outage in 2013 occurred in the first quarter and this year it occurred in the second quarter, which is its more traditional timing, and that timing change drove between $6 million and $7 million EBITDA decrease year-on-year. ROVA’s second quarter results were also impacted by the contract restructuring that we did, which reduced the 2014 second-quarter EBITDA by $1 million from the prior year.

The other item that really drove a decrease in the US EBITDA was the expiration of the Indian Coal Tax Credit. The tax credit monetization drove around $3.5 million of EBITDA in the second quarter of ‘13, but with the credit not yet renewed we haven’t seen any benefits in 2014. We are still optimistic the tax credit will ultimately get renewed and we will see a benefit, either through future cash tax reductions or another monetization.

We also saw higher maintenance expenses in the second quarter of 2014 in our mining operations, due to the Beulah Mine plant’s dragline outage, which unfortunately offset yet another great quarter by the Kemmerer Mine and kudos to those guys for just an absolutely fantastic quarter.

Our second quarter ‘14 revenue came in around $288 million and clearly that was driven by the inclusion of the Canadian revenues for the first time. We did see strong sales up at Colstrip above our Q2 projections. However, they were somewhat offset by some of the rail performance issues we saw at the Absaloka Mine. Rail performance overall improved in Q2, but it was impacted by some of the severe rains and some of the flooding damage that did occur during the quarter.

Our second quarter 2014 net loss came in at $63.4 million and that was driven by over $48 million of acquisition, financing and mark-to-market accounting charges. I am going to run down the somewhat lengthy list of items that comprised the $48 million. Starting with the largest, which was over $20 million of acquisition-related costs. That includes almost $14 million of increased cost of sales for coal inventory that we had to write up above historical cash cost. As part of our purchase accounting, we had to write up the value of the opening Canadian inventory near its selling price. That increased value was then expensed when we sold it in Q2.

As Keith mentioned, there is also about $12.6 million of debt-extinguishment charges. There are about $7.5 million of restructuring charges we took in Q2 as we improved our cost structure. We had about $5 million of duplicate interest during the first part of the quarter until we closed on the acquisition and the WML term debt. We had about $5.9 million of non-cash losses on the ROVA long-term purchase contract as we setup our restructuring, and this forward contract falls under mark-to-market derivative accounting. As power prices decreased during the quarter, we had to record the non-cash mark-to-market loss. And lastly, offsetting these we did have about $2.6 million of foreign currency gains during the quarter, primarily resulting from the Canadian dollar hedge that we entered into for the acquisition. So, overall, we had $64 million of loss for the Q2 with a $48 million impact to the items in the table.

Considering the second quarter is historically the weakest quarter of the year, we had a decent cash quarter. Our overall balance decreased by about $20 million. While it was seasonal customer and ROVA plant shutdowns, as well as hydropower that impact that, it was also driven by the payment of a few deferred items related to the acquisition, including M&A fees, financing fees, and contractual payments that all came due in Q2.

Lastly, just to wrap up, I want to re-summarize our guidance. As part of the equity road show we announced we are increasing the 2014 guidance range. We took both ends of the range up by $6 million, taking the range to $172 million to $192 million. That increase was given despite foreign exchange rates going against us and was largely driven by solid integration performance. And yet to summarize the numbers, on a combined basis, we expect tonnage in the 38 million tons to 44 million tons range. EBITDA, in the increased $172 million to $190 million range, and we still expect capex to call into the $51 million to $59 million original range. So, with that, I will hand it back over to Keith.

Keith Alessi - Chief Executive Officer
We’re going to open it up for questions so, Brenda, could you open it up?

Operator
Certainly. Ladies and gentlemen (Operator instructions).

Our first question comes from the line of Brett Levy with Jefferies. Please proceed with your question.

Brett Levy - Jefferies
<Q>: Hey guys, congrats on the quarter and congrats on the acquisition. Can you guys talk a little bit about the plans to take out the notes, is it still very likely first call and do you have any plans to buyback notes as free cash flow between now and the first call date?

Keith Alessi - Chief Executive Officer
I don’t have any plans to buyback early, but I do think that, there's a high probability that we’ll be out later this year looking at taking them out, certainly at the first call date, but I suspect probably before. Those notes carry with them some really difficult provisions in terms of our flexibility around our business. The market conditions and rate environment are favorable. Our recent equity raise makes it easier for us to do so. So, yes, you can pretty much count on that if the world as we know it stays the way it is as we figure today.

Brett Levy - Jefferies
<Q>: And the follow-up question is sort of a broader question, obviously you have got a unique business model, but as you look at the supply and demand dynamics, is there any reason to be cheerful in the thermal coal market looking forward?

Keith Alessi - Chief Executive Officer
I think there are, and I will tell you what they are. You are seeing more and more of the carbon sequestration technology projects popping up. I saw one announced up in Wyoming just this week. One of our customers, Sask Power at our Estevan Mine, just invested $1.5 billion in one that has a lower carbon footprint than a gas burner. I think as we move down the road here and all the obvious small, old coal-fired power plants have either been converted to gas or closed, the base low units that are going to be so critical for keeping the grid stable over the long-term, people are going to find and invest in technologies. I think there is good reason to be optimistic about the thermal markets.

Certainly on the international front, there continues to be growth and people project, not in the short-term with markets rather challenged, but by ‘17, ‘18 people are seeing some tightness out there too. Domestically here, I feel pretty comfortable. We have been very conservative in our projections. Every time we put a model together, we assume the worst. Every time we have assumed the worst, something a little better has happened. We had a customer say they were going to convert to gas. That thing got pushed out three years. So, I think we are going to continue to see those kinds of things. We always model them as if they are going away, but every time we have done so we have been surprised to the upside.

Brett Levy - Jefferies
All right, thanks very much Keith and congratulations.

Operator
Our next question comes from the line of Lucas Pipes with Brean Capital. Please proceed with your question.

Lucas Pipes - Brean Capital
<Q>: Good morning everybody. My first question is on the efficiency gains in terms of capex that you alluded to both in this morning’s press release and also in your prepared remarks earlier on the call. Do you have maybe a way to quantify the direction that you have taken so far? I think in the past you have kind of alluded to kind of capex per ton figure of $1.50 per ton. Is that still the accurate way to think about it or maybe estimated an improvement?

Keith Alessi - Chief Executive Officer
Well, that’s certainly the way to view the base business in the US. Everything in Canada costs more. It’s got to do with labor. It’s got to do with currency differences between the U.S. and Canada. A lot of this equipment is produced in the US. I think it’s early, but if I had to really guess, I am thinking the Canadian operation is probably looking more like about $1.70 versus $1.50, but nothing materially different.

We have taken the previous ownership’s practices and changed them. They were averaging at about $3.50 a ton. They are almost close to $4 at times. We certainly cranked it down for the remainder of this year on a run rate of under $2.00, and when we look at ‘15, we will certainly come in sub $2.00, so we are well on the glide path.

A lot of the stuff that was in the pipeline, dragline renovations, which are really projects you can’t defer, but just about everything else, we are in pretty good shape on. We have actually parked some equipment. We just entered into a transaction here in the last week, where our guys in the US are going to take a couple of haul trucks that were excess up here in Canada. We are going to save in the system several millions of dollars by doing that. We will continue to look those kinds of opportunities.

Lucas Pipes - Brean Capital
<Q>: Okay, that’s helpful. And then maybe shifting to the US and just the most recent performance, you mentioned weather, you mentioned rail, is there a way for you to quantify the various buckets that hurt the US coal business during the second quarter? And then maybe more broadly, what would you say is your US exposure to “open market,” i.e., sales to third-parties not necessarily the mine mouth customer?

Keith Alessi - Chief Executive Officer
The US really doesn’t have any exposure to the open market. Even though the mine at Absaloka, that is a rail mine, services a customer that’s been there since the 1970s, it’s just contracts are rollover one-third, one-third, and one-third each year so we are not really exposed to the open market. What we’ve told people in the past, when we mentioned things like weather or trains, you’ve got to look at our business. Because of the cost plus nature, we got a floor underneath us, we got a ceiling up above us and we bounce around in there. We don’t get overly worked up about where we fall into that range as long as it’s gliding towards the guidance what we give.

Weather is a tricky one. You got heating days here and heating days there and then you get a tube leak in a customer this year that didn’t have one last year, but that floor underneath us represents the full recaptured cost in the cost plus mines plus return the capital, plus an investment return on capital. So, no, we don’t quantify it. We just know we could have done a little bit better. We run pretty lean here and I don’t have rooms full of accountants doing temperature day analysis to figure out if we could have squeezed one year versus another. We’re focused on what’s the general trend on cash flows, is it falling in our guidance ranges and we are very satisfied with that trend.

Lucas Pipes - Brean Capital
<Q>: That’s very helpful. And if I may squeeze in a follow-up on your last note on cash flows? From time to time, I hear the three letters of MLP in connection with your company. Could you maybe share with us if this has entered your thinking and if so where you see yourself in that process?

Keith Alessi - Chief Executive Officer
We've certainly studied it, and we have always felt there were a number of things that had to occur prior to going further down that path. Several of the things that you have seen us do over the last year certainly were important to further that conversation. We obviously have advisors who are talking to us about things. I think versus some companies, it would be wrong to assume that a 100% of the cash flow in our business would be eligible for an MLP. That has to do with our contracts with our customers. The fact that some of our assets are actually owned by the customers that we operate in certain mines, but we do feel that there are substantial cash flows embedded in our business that could perhaps benefit from such a structure, and at such time that we have completed our studies and believe that will be in case, we’ll certainly fully vet that and we’ll keep certainly our investor base informed, but it clearly is an option.

Lucas Pipes - Brean Capital
Great, well I really appreciate your answers this morning.

Operator
The next question comes from the line of Matt Farewell with Imperial Capital. Please proceed with your question.

Matt Farewell - Imperial Capital
<Q>: Hey guys. Congratulations on a great quarter. Wondering about the April EBITDA, kind of how are you feeling about normalized EBITDA when you include the month of April, which is excluded from the second quarter in Sherritt? And also I think you have given us kind of pro forma EBITDA for the company, including Sherritt. Inclusive of Sherritt in the first quarter of ‘14, you have obviously made some progress with the integration of those assets, but there was also some seasonality from the Polar Vortex etc. that may have caused the first quarter EBITDA to be above the normalized level so how do you think about the first quarter for normalized EBITDA at Sherritt?

Keith Alessi - Chief Executive Officer
Well, I will handle that one. The first quarter ended in March. Polar Vortex or not, it’s always cold up here that quarter so I don’t think that the seasonality spiked all that much. Keep in mind these are cold weather burners and these are base load plants and they’re running 100% during that quarter so any guidance we give on Q1, there is no one-time anomaly in there. That’s pretty much how they perform. The stub-month of April is a very difficult month to analyze. This is the last month under prior ownership. There are a lot of one-time charges running through it, but it certainly would’ve performed at about level of a [May or June].

Matt Farewell - Imperial Capital
<Q>: And now the exchange rate has improved in recent weeks, wondering what reference point are you using when you are establishing the guidance, and is there some upside just based on that improvement in the exchange rate?

Keith Alessi - Chief Executive Officer
Not as much as you might think. We’ve got a natural hedge built into the business here. The Coal Valley mine, which has historically produced between 2.5 million tons to 3.0 million tons, is an export mine. Its costs are in Canadian dollars. It collects in American dollars. So if the currency weakens here in Canada, Coal Valley’s performance goes up and it interestingly just about dollar-to-dollar offsets the rest of the business. I think in the short sub that we owned it, or actually in the annualized projections that we were looking at, currency at Coal Valley was the benefit of $9 million and I think we saw the deterioration in the base of $7 million, so net output is just $2 million. So that built-in hedge will really buffer any moves in the dollar one way or the other.

Matt Farewell - Imperial Capital
<Q>: Now, you recently raised some cash and you talked about a number of different uses for the cash, but if you were to deploy that in terms of an acquisition would that be for the purpose of sort of continuing a traditional Westmoreland model, which is to acquire mines that are in close proximity to the customers and are under long-term contracts?

Keith Alessi - Chief Executive Officer
That would be the intent, yes. And the other uses we told people about when we’re on the road were to beef up some capital spend where we think we have some growth opportunities, specifically here in Canada, put some dragline technology on and really to set us up at a point where we want to do a bond refinancing to strengthen the balance sheet and hopefully garner a better rating and a lower rate.

Matt Farewell - Imperial Capital
<Q>: And then in terms of the mine life, I know you spend maintenance capex to extend mine life and withstand those operations and push out those AROs. You have some slides in your deck about the potential reserves and they are quite extensive. So you have the capability to increase the mine life or extend the mine life sort of into perpetuity?

Kevin Paprzycki- Chief Financial Officer
Yes, I believe so. Matt, I believe it’s built into the kind of the $1.50 run rate. Remember, historically with our mines we have been able to extend the life by leasing and without large, upfront cash payments, so I think that’s probably the trend you will see continue. I think we’ve got plenty of reserves at all of or mines and we will continue on that path.

Matt Farewell - Imperial Capital
Okay, well thank you for taking my questions.

Operator
Our next question comes from the line of Jason Byun with South Ferry Capital. Please proceed with your question.

John Riley - South Ferry Capital
<Q>: This is John Riley over at South Ferry Capital. A question for you on the M&A environment, I see there a lot of distressed coal assets out there, but you guys have a contractual business model so I am curious. I know you can’t speak to specific transactions, but whether or not you are seeing an increased willingness on counterparties to perhaps enter with contracts with you or do something to kind of fit into your business model in order to take assets off their hands? And then also, as one of the previous callers said, I also-I mean you trend the MLP thing. There’s not really a question there, I just think it’s a good idea. That said I will talk to you after you answer the question. Thanks

Keith Alessi - Chief Executive Officer
Yes, thank you. It’s interesting; when we got involved in the Sherritt acquisition process back in February of ’13, people never brought deals to us. We were always out there knocking on doors, asking questions. With the announcement in December, we’ve seen a pretty dramatic increase in deal flow if you will. Now a lot of them are deals we wouldn’t touch. They don’t fit our model. They’re not priced right. We have probably done more diligence in the last nine months than we had done in the prior several years. There are clearly people who are interested in either offloading assets that they don’t want to run. They might be peer group companies who have embedded assets that don’t really fit their model.

And so yes, we have got tires that we have been kicking. We talked about it when we are on the road show, that in the last 60 days we walked away from two transactions, modest sized, single-mine kind of deals where one, we could not get comfortable with the quality of the assets or the length of the contract. Another we didn’t like the competitive array that it was faced with. So, we stick to our knitting. We have got our model. That’s not to say we wouldn’t take a step slightly outside our model if we could get comfortable, that we have certain types of protections in place. So I don’t see a problem in finding deal flow, but we want good deals.

John Riley - South Ferry Capital
<Q>: So you would characterize the environment then as, and it seems like it should, especially with cash trading down over the last 30 to 50 days, you would say it’s still, by far, a buyer's state as opposed to the seller state?

Keith Alessi - Chief Executive Officer
Well, the stuff we look at, yes, I would say that’s the case.

John Riley - South Ferry Capital
All right. Well, listen, thank you guys. I appreciate it. It’s nice to be invested with a shareholder-friendly business.

Operator
Our next question comes from Bob Clutterbuck with Clutterbuck Capital. Please proceed with your question.

Keith Alessi - Chief Executive Officer
Hey Bob.

Bob Clutterbuck - Clutterbuck Capital
Hi Keith, how are you? Well, congratulations, this will be a quick one. Keith, I had three questions to the refinancings, the MLPs and possible acquisitions. They’ve been asked and you’ve done a great job answering them, so congratulations and we’ll get you on the next call.

Keith Alessi - Chief Executive Officer
Thanks.

Operator
Our next question comes from the line of Evan Richert with Sidoti & Company. Please proceed with your question.

Evan Richert - Sidoti & Company
<Q>: Morning guys. I was just wondering if you can comment a little bit maybe generally on where we stand, as far as ROVA, maybe a long-term monetization, has there been any momentum on that front?

Keith Alessi - Chief Executive Officer
No, we just entered into the hedge agreement on ROVA here in January. So this year will be the first year on the new model. I think we need to get some runway behind us. I have been very candid about the fact that I thought monetization at some point made some sense. It would not be transformative. The market for that plant is not huge. It’s been certainly not a distraction in that it kind of self-executes these days, but if the opportunity presented itself, certainly we would monetize it, but there is nothing imminent.

Evan Richert - Sidoti & Company
<Q>: Okay, sure. And then a follow-up on I guess a housekeeping item, SG&A, I know next quarter will be the first one, where you really have the full Canadian operations baked in, but you also talked about maybe some additional headcount reductions coming? Is there any kind of way of quantifying what you think may be a long-term run rate would be for SG&A or how we should think about that?

Keith Alessi - Chief Executive Officer
I am reluctant to comment on that yet, but I think we’ll be in a better position at the end of next quarter. One of the things to keep in mind is there is overhead that gets assigned to the mines that you might consider SG&A. For example, this office here in Edmonton does not show up in our corporate overhead number. It really gets allocated to the mines here. Similarly, a good portion of the office in Denver gets allocated to the mines because it’s mine activity. It’s just those people happen to be housed there. So, the actual SG&A line is a lot of those corporate functions and things that don’t go away. What you think of as SG&A comes out is really going to be in the mine number.

Evan Richert - Sidoti & Company
<Q>: Okay great. And just one last follow-up, I don’t know if there is anything you are hearing that we’re not, as far as Indian Tax Credit, any kind of comment on your outlook on that front?

Keith Alessi - Chief Executive Officer
Yes, Kevin you can give the update on that one.

Kevin Paprzycki - Chief Financial Officer
Well, I know that there have been various versions passed in both sides of the house. I think the finance committees have passed it. I believe it’s just kind of caught up with all the other tax credits that are out there waiting to be renewed this year, but we are still pretty optimistic it’s going to get renewed and long-term it will provide a value to us.

Keith Alessi - Chief Executive Officer
We have taken it out of our projections and we are hopeful, but we can’t take hopeful to the banks so it’s not the numbers.

Evan Richert - Sidoti & Company
Sure, okay. Great quarter guys, thanks. That’s it for me.

Operator
The next question comes from the line of Lucas Pipes with Brean Capital. Please proceed with your question.

Lucas Pipes - Brean Capital
<Q>: Good morning again. So just more on the housekeeping side, I wondered if it were possible for you to provide EBITDA and volume breakdowns for the Prairie and Mountain operations during Q2?

Keith Alessi - Chief Executive Officer
Yes, we have. Kevin, can you comment on that? I don’t want to trip over anything here. What granularity are we going to give in the Q or the K? I think it’s all combined isn’t it?

Kevin Paprzycki - Chief Financial Officer
Yes, we have it all combined, and unfortunately, Lucas, I don’t have that breakdown with me right now. We just kind of lumped it all in as part of the new Canadian segment.

Keith Alessi - Chief Executive Officer
Yes. You can imagine over the last 12 weeks, we have been running around with our hair on fire trying to get accounting to talk to each other. I mean they’re talking each other but they’re looking at different ways of looking at things. I can tell you that the Mountain was positive EBITDA. If you recall, when we purchased the asset, we were assuming it was going to do $1 million of EBITDA for the whole year. It did better than that for the quarter so we are okay there right now.

Lucas Pipes - Brean Capital
<Q>: And then also that’s in regards to your pro forma annual guidance of $225 million to $242 million. Would it be possible for you to maybe give a breakdown between the US contribution and the Canadian contribution, since that’s kind of the most recent pro forma guidance that you have given?

Keith Alessi - Chief Executive Officer
Yes, I think we can do that. Kevin, what was our guidance before we threw the Canada in? I think we published that at the beginning of the year, so just subtract it out.

Kevin Paprzycki - Chief Financial Officer
Yes, Lucas, it’s almost, sitting right now on a pro forma basis, it’s almost 50-50 and it goes back to our comments all along, that this is about a doubling, but you could take it and say it’s basically a 50-50 split.

Keith Alessi - Chief Executive Officer
Yes, 120, I think is about where we guided the US, in the high-teens or 120.

Lucas Pipes - Brean Capital
Okay, great job and thanks very much for taking my follow-up.

Operator
Our next question comes from the line of Alan Jacobs who is a Private Investor. Please proceed with your question.

Keith Alessi - Chief Executive Officer
Alan, before you start I want to apologize. I said that I’d give you a shout out on the earnings call and I failed to do so, so don’t beat me up over it.

Alan Jacobs - Private Investor
<Q>: Well, I got a big problem with that because I bet Randy $20 on that and that’s a problem.

Keith Alessi - Chief Executive Officer
I actually was going to do it and I neglected to. I’m going to send you the $20.

Alan Jacobs - Private Investor
<Q>: I would appreciate that. My comments have nothing to do with the coal business, but congratulations on all the great stuff you have been doing. I would like to tell the people on this call that unbeknownst to you, we were in the bathroom of the Four Seasons Hotel before the presentation, you were with Kevin and you were laying out your augment about why LeBron was going back to Cleveland well before you made his decision. So I’d like to congratulate you, that you were spot on, and if you decide to get in the sports book business, I will remain a shareholder.

Keith Alessi - Chief Executive Officer
Thanks. I will see what I can do.

Operator
Our next question comes from the line of Justin Van Vleck with Sonoma Capital. Please proceed with your next question.

Justin Van Vleck - Sonoma Capital
<Q>: Hey guys, good morning. Thank you for taking my questions. I just wanted to ask, it looks like the Poplar River contract, which looks like a decent size mine, is coming up for renewal here. I just wanted to see if there had been progress on sort of renewing that at this point, and then also if there had been any other contracts? I guess you don’t really have any imminent renewals besides that, but if any other ones have been sort of discussed for early renewals as well? Thanks.

Keith Alessi - Chief Executive Officer
Yes, we’re in negotiation with Poplar River as we speak. That one doesn’t expire until next year, but we expect to get the renewal in place sooner than later, and there actually is another embedded contract in the Estevan Mine that you will hear some news on to the upside here probably very shortly, in terms of the renewal.

Justin Van Vleck - Sonoma Capital
<Q>: And then anything in the US business that you guys are thinking about like preemptively trying to expand there anything like that?

Keith Alessi - Chief Executive Officer
Well, our contracts are pretty well set. The biggest one that we’ll be looking at here over the next period of time is our Colstrip operation. The problem with that operation, from a contractual standpoint, is that we have six different owners that have part ownership in the plant. We have been having conversations for a couple of years. The history is it always comes down to getting all six parties focused on the fact. So I don’t think we will get in your early renewal there. We’ll get a renewal, but we’ll have to wait. It’s very difficult when you are dealing with six customers. I referenced the Poplar, that’s a single customer so it’s a lot easier to get a quick deal with a single customer than when you’ve got six people, six different agendas sitting around the table.

Justin Van Vleck - Sonoma Capital
Yup, absolutely. That makes total sense. Okay, thanks very much, great quarter.

Operator
Our next question comes from the line of Jerry Skrezyna with Andalusian Capital. Please proceed with your question.

Jerry Skrezyna - Andalusian Capital
<Q>: When you talk about your earnings being within a band of outcomes because of your cost-plus model, and then we talked about $240 million plus of EBITDA pro forma, where does that usually fall, where would you characterize that falling within that band? Is that kind of at the high end of the band, the mid, the low, how would you characterize that?

Keith Alessi - Chief Executive Officer
We always talk about the band having a ceiling, but the ceiling is so theoretic you could never get it because we always say the top of the band would be if everybody burned 24/7/365. That’s never going to happen. So I would certainly say we’re well over the midpoint of the band, but you can never really get to the top of the band.

I would characterize the $240 million is executing well and doing as about as well as you can do given the nature of the business, which is people schedule outages. They’ve got to maintain their plants, so weather will have some impact on us, but it can go either way on weather. It could help you; it could hurt you. But the cost plus nature of the business buffers you both ways because the customers already covered the fixed cost, so then the downside it buffers you and on the upside you’re really only getting the margin on those additional tons. If I had to guess here, I would put it certainly over the half way mark, but probably the 80% margin is as far as you could ever get.

Jerry Skrezyna - Andalusian Capital
Okay that’s helpful. Thank you

Operator
Our next question comes from the line of Lucas Pipes with Brean Capital. Please proceed with your question.

Lucas Pipes - Brean Capital
<Q>: I obviously receive a lot of questions in terms of the process for renewing some of your contracts both in the US and Canada, and if you could maybe speak to that from a higher level and then also more specifically, if there is any update on the Coyote power station contract?

Keith Alessi - Chief Executive Officer
Well, the Coyote contract we disclosed two years ago. It expires in ‘16 and it’s been out of all of our modeling after that. We’ll continue going forward with that mine but on a reduced tonnage basis to another customer. The renewal process here in Canada really isn’t unlike the States. Everybody knows that it’s coming up for renewal and we have started talking 24 to 18 months out. Generally the dialogue focuses around changing mine conditions. Most of these mines were mined in such a sequence that the cheapest coal is mined first. So when you’re talking to customers you’re talking about five and ten and fifteen-year mine plans.

Your cost structures have to be appropriate for the cover that we are going into. It has to meet the needs of the customer, in terms of the plans on the plant life. It’s not a particularly complicated process. It’s just an exchange of information. We always bring to the table with our customers new ways of looking at the business, in terms of capital spend where we think we can get reductions in costs. It’s very civil and it always ends up in a number that people can live with, but I don’t see any material change in our contracting style or the structure with this group of customers.

Lucas Pipes - Brean Capital
Excellent, great. Well thanks again.

Operator
Next question comes from the line of Frank Duplak with Prudential. Please proceed with your question.

Frank Duplak - Prudential
<Q>: Morning guys, congrats. A quick question for you, it’s probably for Kevin, just as far as a lot of cash things hit this past quarter, paying redemption fees and separation charges, a lot of stuff. Is there really a lot more to go on that over the second half of the year or are you largely done with the cash portion of restructuring and integrating the assets?

Kevin Paprzycki - Chief Financial Officer
I think the cash portion of all the acquisition fees, charges and everything is behind us.

Frank Duplak - Prudential
<Q>: So maybe some incremental stuff just on if there’s additional job cuts but that would be the only real remaining item over the second half? Is it fair to think of it that way?

Keith Alessi - Chief Executive Officer
Yes, but the way those work, those aren’t lump sum. They’ll hit accounting before they hit cash because you pay people out over time.

Frank Duplak - Prudential
<Q>: And then it looks like you guys, on liquidity chart, have $25 million of LOCs against the new revolver. Should we think about that more as kind of permanent level of LOCs or are those likely to kind of get unwound at some point?

Kevin Paprzycki - Chief Financial Officer
I think they get slowly unwound. Most of them came to us from the Canadian business with various vendors and what not. So I believe that over time they will slowly decrease, especially, ideally, we get some upgrades going forward on the ratings.

Keith Alessi - Chief Executive Officer
I’d like to address that question specifically. We will not be doing business with people who require letters of credit to do business with them.

Frank Duplak - Prudential
<Q>: So it can only go one way from here it sounds like.

Keith Alessi - Chief Executive Officer
Yes.

Frank Duplak - Prudential
<Q>: And then as far as the rating stuff goes, I mean Moody’s had the positive outlook so it sounds like before you would do a refi you would like to get that upgrade. Is there another upgrade you guys are waiting for or anticipating before you come to market or low single bid is what you guys are guessing when you refi this thing? How are you kind of thinking about that?

Keith Alessi - Chief Executive Officer
I think about it exactly like you just stated. We think that’s the right zip code for us to be rated at. We think it’s unlikely, short of a refi; we don’t think that the agencies on their own are going to move us. They indicated they wanted to see us integrate the business so we’ve got prove that out. I don’t think two months is going to prove that out for them. But I would think with the equity raise, the continued visibility of the Canadian operation in our numbers and a refi that would be, if there were going to be a change in rating, I suspect that’s when it would occur.

Frank Duplak - Prudential
<Q>: And just one last one, as we think about kind of the second half EBITDA, which would be kind of bracketing $100 million to $120 million, the tender of that sounds like 4Q would be more than 3Q I suppose. Should I think about that being kind of 40/60-ish in the second half of the year or just any guidance at all? I know there is a seasonality in there now that maybe wasn’t as great before.

Keith Alessi - Chief Executive Officer
Yes. Kevin, you could comment on which business is going to contribute, but Q3 will be certainly not as great as Q4. I would think Q3 would be kind of level with Q2. Kevin, you can address the split but I think it has a little more out of Canada.

Kevin Paprzycki - Chief Financial Officer
Yes. Frank, I’d go back to the 8-K guidance that we filed a couple of weeks ago, and if you look at it that way, we had a Q3 split of about $55 million or $60 million and Q4 split of around $67 million to $72 million. So it’s definitely back weighted. I think Q3 is probably going to be more US as we get in to the warmer weather period down here, and I think that Q4 probably will be probably more Canadian as they go into the colder weather.

Frank Duplak - Prudential
Thanks guys, I appreciate it. Good luck with the integration.

Operator
Thank you. And it seems that we have no further questions at this time. I would like to return the floor back over to management for closing remarks.

Keith Alessi - Chief Executive Officer
I’d just once again like to thank all our shareholders for their support. We’re excited about the business. We’re excited about our Canadian management team and the great job that they are doing and all the associates we gained up here and the enthusiasm which they have embraced this transition, and we look forward to talking with everybody in about 90 days.

Operator
Thank you. This concludes today’s teleconference. You may disconnect your lines at this time and thank you for your participation.